UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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optionsXpress Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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April 24, 2007

Dear Stockholders:

You are cordially invited to attend the optionsXpress Holdings, Inc. annual meeting of stockholders at 10:00 a.m. Chicago time on May 24, 2007 at The Allegro Hotel, 171 W Randolph St, Chicago, Illinois. We are pleased to offer you the convenience of listening to our annual meeting by webcast at www.optionsXpress.com/investorrelations. The attached Notice of Annual Meeting and Proxy Statement describe all known items to be acted upon by stockholders at the meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares using the enclosed proxy form for registered stockholders or the proxy voting instruction form for stockholders who hold shares through a broker or other nominee. If you vote by Internet or telephone, it is not necessary for you to return your proxy form or voting instruction form in the mail. Please vote your shares as soon as possible.

If you are a registered stockholder and plan to attend the annual meeting, you will be required to present the detachable portion of the enclosed proxy form to gain admission. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing an optionsXpress stockholding or the non-voting portion of the voting instruction form you may receive through that entity. Please note that the document evidencing your shareholdings, to be used to gain entry to the meeting, is non-transferable.

We hope you will participate in the annual meeting, either in person or by proxy.

Sincerely,

David S. Kalt
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2007 annual meeting of stockholders of optionsXpress Holdings, Inc. will be held at 10:00 a.m. Chicago time May 24, 2007 in Chicago, Illinois at The Allegro Hotel, 171 W Randolph St, Chicago, Illinois. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1) The election of two Class II directors to each serve a term of three years;

(2) The ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2007; and

(3) To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 23, 2007 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination at the annual meeting and at 39 South LaSalle Street, Suite 220, Chicago, Illinois 60603 for ten days before the annual meeting between 8:30 a.m. and 4:30 p.m. Chicago time.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

IF YOU PLAN TO ATTEND:  Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. If you are a registered stockholder and plan to attend the annual meeting, you will be required to present the detachable portion of the enclosed proxy form to gain admission. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

David Fisher
President

April 24, 2007
Chicago, Illinois

39 SOUTH LASALLE STREET
SUITE 220
CHICAGO, ILLINOIS 60603

PROXY STATEMENT

The Board of Directors of optionsXpress Holdings, Inc. (“optionsXpress” or the “Company”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held at 10:00 a.m. Chicago time on May 24, 2007 at The Allegro Hotel, 171 W Randolph St, Chicago, Illinois and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting. This proxy statement, a proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 are being mailed to stockholders on or about April 27, 2007. The fiscal year ended December 31, 2006 is referred to as “fiscal 2006” in this proxy statement.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2007 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on April 23, 2007, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers for fiscal 2006 and other information that the Securities and Exchange Commission requires us to provide annually to our stockholders.

How may I obtain the Company’s 10-K and other financial information?

A copy of our 2006 Annual Report, which includes our 2006 Form 10-K, is enclosed. Stockholders may download another copy of our 2006 Annual Report from our website at www.optionsXpress.com/investorrelations or request another free copy from:

optionsXpress Holdings, Inc.
Attn: Chief Financial Officer
39 South LaSalle Street, Suite 220
Chicago, Illinois 60603
(312-630-3300)

We will also furnish any exhibit to the 2006 Form 10-K if specifically requested.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting. In addition, management will report on our fiscal 2006 performance and respond to appropriate questions from stockholders.

Who can attend the meeting?

Subject to space availability, all stockholders of record at the close of business on April 23, 2007, which is referred to herein as the Record Date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, indicating your plans when prompted.

Who is entitled to vote at the meeting?

Only stockholders as of the Record Date are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of optionsXpress common stock you owned as of the Record Date on each matter considered at the meeting. There is no cumulative voting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the voting power of our issued and outstanding stock entitled to vote at the meeting on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 62,939,200 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 31,469,601 votes will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

You can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by using one of the following three options:

•	Voting by Mail. You may vote by mail by completing and signing your proxy card and mailing it in the enclosed prepaid and addressed envelope.

•	Voting on the Internet. You may do this by following the “Vote by Internet” instructions that came with your proxy statement. If you vote on the Internet, you do not have to mail in your proxy card. Certain stockholders may not be able to vote via the Internet. Please read the instructions that came with your proxy carefully.

•	Voting by telephone. You may do this by following the “Vote by Telephone” instructions that came with your proxy statement. If you vote by telephone, you do not have to mail in your proxy card. Certain stockholders may not be able to vote via the telephone. Please read the instructions that came with your proxy carefully.

•	You may vote in person at the meeting. We will pass out written ballots to anyone who wants to vote in person at the meeting. However, if you hold your shares in street name, you must request a proxy from the brokerage firm that hold your shares in order to vote at the meeting. Holding shares in “street name” means you hold them through a brokerage firm, bank or other nominee, and therefore the shares are not held in your individual name.

Your shares will be voted as you indicate.  If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the Notice of Annual Meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Who counts the votes?

Votes will be counted and certified by the Inspectors of Election, who are employees of Ashton Partners, the Company’s investor relations consultant.

What are the Board’s recommendations?

The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote FOR each of the proposals.

Will stockholders be asked to vote on any other matters?

To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Election of Directors (Item 1).  Directors are elected by a plurality of the votes cast at the meeting, which means that the nominee who receives the highest number of properly executed votes will be elected as a director, even if that nominee does not receive a majority of the votes cast. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Approval of Independent Auditors (Item 2).  The ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent auditors for fiscal 2007 requires the affirmative vote of the majority of the votes cast.

A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

How are votes counted?

In the election of director, you may vote “FOR” the nominee or your vote may be “WITHHELD” with respect to the nominee. You may not cumulate your votes for the election of directors.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

If you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, then your broker, bank or other nominee is considered the stockholder of record, and you are considered the beneficial owner of your shares. The Company has supplied copies of its proxy materials for its 2007 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares at the annual meeting. The broker, bank or other nominee that is the stockholder of record for your shares is obligated to provide you with a voting instruction card for you to use for this purpose. If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and not entitled to vote on that proposal. If a quorum is present at the annual meeting, the persons receiving the greatest number of votes will be elected to serve as directors. As a result, broker non-votes will not affect the outcome of the voting on the election of directors (Item 1). The ratification of the appointment of the Company’s independent auditors (Item 2) requires the affirmative vote of the majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the election of directors and the ratification of the appointment of Ernst & Young LLP as our independent auditor, even if the broker, bank or other nominee does not receive voting instructions from you.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

How may I recommend or nominate individuals to serve as directors?

You may propose director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth above.

In addition, our by-laws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, a stockholder must deliver timely notice of such stockholder’s intent to make such nomination in writing to the Corporate Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the date of the anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be received not later than the later of the close of business 90 days prior to such annual meeting or the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. To be in proper written form, a stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

How may I obtain a copy of optionsXpress’ by-law provisions regarding stockholder proposals and director nominations?

You may contact the Chief Financial Officer at our principal executive offices, 39 South LaSalle Street, Suite 220, Chicago, Illinois 60603, for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our by-laws are also available on our website at www.optionsxpress.com/investorrelations.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

ITEM 1 — ELECTION OF DIRECTORS

There are currently seven directors on our Board. The Board is classified into three classes of directors. At each annual meeting of stockholders, directors of one class are selected, on a rotating basis, to three-year terms, to serve as successors to the directors of the same class whose terms expire at that annual meeting. The terms of the current Class II directors will expire at the annual meeting, and this class contains the nominees to be elected to serve until the 2010 annual meeting. The current terms of the Class I and III directors will expire at the 2009 and 2008 annual meetings, respectively.

The candidates nominated by the Board for election as a director at the 2007 annual meeting of stockholders are David S. Kalt and S. Scott Wald.

If any nominee named herein for election as a director should for any reason become unavailable to serve prior to the annual meeting, the Board will, prior to the annual meeting, (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person and vote in favor of the new candidate all shares represented by stockholder proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld, or (iii) leave the place vacant to be filled at a later time.

Information regarding the director nominees and the directors continuing in office, as of April 24, 2007, is set forth below, including their ages, the period each has served on the Board and the nominees’ business experience. The information presented below for the director nominee and the directors continuing in office has been furnished to the Company by the director nominee and directors.

Nominees for Election as Class II Directors to Serve Until the 2010 Annual Meeting

David S. Kalt
Director since 2004

Mr. Kalt, 39, has served as our Chief Executive Officer since our inception and as President and Chief Technology Officer of optionsXpress, Inc. since August 2000. Mr. Kalt has served as a member of our board of directors since our inception. From 1998 to 2000, Mr. Kalt served as Chief Technology Officer for TRAMS Inc., a software developer for retail travel agencies. Prior to that, Mr. Kalt served as President of Third Party Solutions, a firm he founded in 1994 that developed technology and other solutions for the travel industry.

S. Scott Wald
Director since 2005

Mr. Wald, 52, has served as a member of our board of directors since April 2005. Mr. Wald is currently the founder and President of Romar Services, L.L.C., a private investment firm. Mr. Wald is also the founder and former President and Chief Executive Officer of ASAP Software Express. Prior to founding ASAP, Wald was in product management for Hewlett-Packard Laser Printer operations. Mr. Wald currently serves on the board of directors of SurePayroll, a web-based payroll system, which he launched in 2000.

The Board recommends a vote FOR the election of each of the directors listed above.

Class I Directors Whose Terms Continue Until the 2009 Annual Meeting

Bruce R. Evans
Director since 2005

Mr. Evans, 48, has served as a member of our board of directors since April 2005. Mr. Evans is currently a Managing Partner at Summit Partners, a venture capital and private equity firm, where he has worked since 1986. Previously, he held positions at IBM Corporation. Mr. Evans currently serves on the Board of Directors for Unica Corporation, a provider of enterprise marketing management software, Hittite Microwave Corporation, a provider of high performance integrated circuits for wireless communication applications, and several private companies.

Howard C. Draft
Director since 2007

Mr. Draft, 53, has served as a member of our board of directors since April 2007. Mr. Draft is currently the Chairman and Chief Executive Officer of Dracftfcb in Chicago, the global, behavior-based, integrated marketing communications firm resulting from the combination of Draft and Foote Cone & Belding by the Interpublic Group in 2006. Mr. Draft was one of the original founders of Kobs and Brady, whose name would be changed three times to, Draft Direct Worldwide (1995), Draft Worldwide (1997), and eventually just Draft (2003). He has served as a member of the Board of Chicago’s After School Matters and the Board of Trustees of pediatrics AIDS Chicago.

Class III Directors Whose Terms Continue Until the 2008 Annual Meeting

James A. Gray
Director since 2004

Mr. Gray, 41, has served as our Chairman of the Board since our inception and as Chairman of the Board of optionsXpress, Inc. since 2000. Mr. Gray has served as President of G-Bar Limited Partnership, an independent proprietary trading firm, since 1996. Prior to that, Mr. Gray served as the Head of Equity Trading at G-Bar.

Ned W. Bennett
Director since 2004

Mr. Bennett, 64, has served as our Executive Vice Chairman since March 2007. Prior to that Mr. Bennett was our Chief Operating Officer since our inception and as Chief Executive Officer of optionsXpress, Inc. from August 2000 to present. Mr. Bennett has served as a member of our board of directors since our inception. From July 1997 to May 1999, Mr. Bennett served in various positions at Dreyfus Brokerage Services, Inc. (Pacific Brokerage Services), including Chief Operating Officer. Prior to that, Mr. Bennett served as the Chief Executive Officer and Chief Operating Officer of ED&F Man International Services Inc. from December 1994 to July 1997. Mr. Bennett also served as President and Chief Executive Officer of Geldermann Securities, a ConAgra company, from November 1987 to December 1994, when the firm was purchased by ED&F Man International Inc.

Steven Fradkin
Director since 2006

Mr. Fradkin, 45, has served as a member of our board of directors since April 2006. Mr. Fradkin is Executive Vice President and Chief Financial Officer of the Northern Trust Corporation in Chicago, one of the world’s largest global asset management, asset servicing, and private wealth management firms. Prior to his current role, Mr. Fradkin led Northern Trust’s international business and was responsible for the strategy, business development, and ongoing support for clients located outside the United States. Mr. Fradkin also serves as a director of Northern Trust Global Advisors, Inc., and is a non-executive director of the Davidson Commission Co.

ITEM 2 —	THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2007

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and has further directed that the Board submit the selection of Ernst & Young LLP for ratification by the stockholders at the annual meeting. During fiscal year 2006, Ernst & Young LLP served as the Company’s independent registered public accounting firm. See “Principal Accountant Fees and Services” on page 27. This proposal is put before the stockholders because, though the stockholder vote is not binding on the Audit Committee, the Audit Committee and the Board believe that it is good corporate practice to seek stockholder ratification of the Audit Committee’s appointment of the independent auditors. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and its stockholders. Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2007. If the appointment is not ratified, our Audit Committee will consider whether it should select another independent registered public accounting firm.

ITEM 3 — OTHER MATTERS

As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the 2007 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Number of Meetings of the Board of Directors

The Board held 4 meetings during 2006. The standing committees of the Board, which were established in connection with the Company’s initial public offering in January 2005, held 14 meetings during the year. Each director attended at least 75% of the aggregate number of meetings of the Board and the Board committees on which he served held during the period for which he served as a director in 2006.

Attendance at Annual Meetings of the Stockholders

All directors are encouraged to attend the annual meeting of the stockholders and all directors properly nominated for election are expected to attend the annual meeting of the stockholders. In 2006, all directors attended the annual meeting of the stockholders.

Director Independence

Certain rules of the Nasdaq Global Market require that the Board be comprised of a majority of “independent directors,” that the Audit Committee be comprised solely of “independent directors,” that the Compensation Committee be comprised solely of “independent directors,” and that the Nominating and Corporate Governance Committee be comprised solely of “independent directors” as defined under the Nasdaq rules.

Based upon the information submitted by each of its directors, and following the recommendation of the Nominating and Corporate Governance Committee, the Board has made a determination that all of our current directors, with the exception of Mr. Kalt and Mr. Bennett, satisfy the “independence” requirements of the Nasdaq Global Market and the Company’s Corporate Governance Guidelines. The standards for determining independence are those set forth in the Company’s Corporate Governance Guidelines as well as those in the Nasdaq Global Market listing standards.

Executive Sessions

The Company’s Corporate Governance Guidelines, adopted in connection with the initial public offering in January 2005, require the non-management directors to meet in executive sessions on a periodic basis without management. The presiding director, for purposes of leading these meetings is Mr. Gray, the Chairman of the Board.

Communications between Stockholders and the Board

Stockholders may send communications to the Company’s directors as a group or individually, by writing to those individuals or the group: c/o the Corporate Secretary, 39 South LaSalle Street, Suite 220, Chicago, Illinois 60603. The Corporate Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or the business of the Company to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

The Board has adopted a policy for submitting concerns regarding the Company’s accounting or auditing matters. Reports may be sent to the Audit Committee through one of the following means: (1) calling the Company’s Ethics Hotline at 1-800-775-5863, which is available 24 hours per day, 365 days per year, and leaving a recorded message, (2) writing to the Audit Committee, c/o the Corporate Secretary of optionsXpress Holdings, Inc. at 39 South LaSalle Street, Suite 220, Chicago, Illinois 60603, or (3) submitting a report online via the Company’s intranet. In each case, reports will be received by the Company’s Chief Compliance Officer who will forward the message to the Audit Committee where warranted. The confidentiality of all reports will be maintained to the extent consistent with law.

Committees of the Board of Directors

Our board currently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are set forth below. Committee members hold office for a term of one year. The written charters for each committee described below appear on our web site at www.optionsxpress.com.

Audit Committee.  The Audit Committee is responsible for (1) the appointment, compensation, retention and oversight of the work of the independent auditors engaged for the purpose of preparing and issuing an audit report; (2) reviewing the independence of the independent auditors and taking, or recommending that our Board take, appropriate action or oversee their independence; (3) approving, in advance, all audit and non-audit services to be performed by the independent auditors; (4) overseeing our accounting and financial reporting processes and the audits of our financial statements; (5) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; (6) engaging independent counsel and other advisors as the Audit Committee deems necessary; (7) determining compensation of the independent auditors, compensation of advisors hired by the Audit Committee and ordinary administrative expenses; (8) reviewing and assessing the adequacy of a formal written charter on an annual basis; and (9) handling such other matters that are specifically delegated to the Audit Committee by our board of directors from time to time.

Our Audit Committee consists of Mr. Fradkin, as chair, Mr. Evans and Mr. Wald, each of whom satisfies the Audit Committee independence requirements of the Nasdaq Global Market and the Securities and Exchange Commission. Our board of directors has determined that Mr. Fradkin and Mr. Evans each qualify as an “Audit Committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee held 8 meetings in 2006.

Compensation Committee.  The Compensation Committee is responsible for (1) determining, or recommending to our Board for determination, the compensation and benefits of all of our executive officers; (2) reviewing our compensation and benefit plans to ensure that they meet corporate objectives; (3) administering our stock plans and other incentive compensation plans; and (4) such other matters that are specifically delegated to the Compensation Committee by our Board from time to time. Our Compensation Committee currently consists of Mr. Wald, as chair, Mr. Gray and Mr. Evans, each of whom satisfies the independence requirements of the Nasdaq Global Market. The committee held 6 meetings in 2006.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee’s purpose is to assist our board by identifying individuals qualified to become members of our board of directors consistent with criteria set by our board and to develop our corporate governance principles. This committee’s responsibilities will include: (1) selecting, or recommending to our Board for selection, nominees for election to our Board; (2) making recommendations to our Board regarding the size and composition of the Board, committee structure and makeup and retirement procedures affecting Board members; (3) monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and (4) such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our Board from time to time. Our Nominating and Corporate Governance Committee consists of Mr. Gray and Mr. Evans, each of whom satisfies the independence requirements of the Nasdaq Global Market. The committee held 1 meeting in 2006.

The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its stockholders. There are no specific minimum qualifications that the nominating committee believes must be met by a nominee; however, desired qualities to be considered include: high-level leadership experience in business or administrative activities and significant accomplishments related thereto; breadth of knowledge about issues affecting the Company; proven ability and willingness to contribute special competencies to Board activities; personal integrity; loyalty to the Company and concern for its success and welfare; willingness to apply sound and independent business judgment; awareness of a director’s vital role in assuring the Company’s good corporate citizenship and corporate image; no present conflicts of interest; availability for meetings and consultation on Company matters; enthusiasm about the prospect of serving; and willingness to assume broad fiduciary responsibility.

The Nominating and Corporate Governance Committee considers all nominees for election as directors of the Company, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. In evaluating candidates, the committee considers the person’s judgment, skills, experience, age, independence, understanding of the Company’s business or other related industries as well as the needs of the board, and will review all candidates in the same manner, regardless of the source of the recommendation. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the board.

The Company has not paid a fee to any third party to identify or assist in identifying of valuating potential nominees.

Corporate Governance Guidelines

The Board adopted a set of Corporate Governance Guidelines, which, among other things, set forth the Company’s expectations and policies with respect to the roles and responsibilities of the Board, director affiliations and conflicts, director compensation, standards of director conduct, and the qualifications and other criteria for director nominees. The Nominating and Corporate Governance Committee is responsible for periodically reviewing and reassessing the adequacy of these guidelines and recommended changes to the Board for approval. The current guidelines are published on the Company’s website at www.optionsxpress.com/investorrelations.

Code of Business Conduct and Ethics

The Company’s employees, officers and directors are required to abide by the Company’s Code of Business Conduct and Ethics (the “Code of Ethics”), which is intended to insure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including, among other things, conflicts of interest, fair dealing and the protection of confidential information, as well as strict compliance with all laws, regulations and rules. Any waiver of the policies or procedures set forth in the Code of Ethics in the case of officers or directors may be granted only by the Board and must be promptly disclosed as required by law or the rules and regulations of the Nasdaq Global Market. The full text of the Code of Ethics is published on our website at www.optionsxpress.com/investorrelations. You may also obtain a copy at no cost by contacting out Chief Financial Officer at our principal executive offices, 39 South LaSalle Street, Suite 220, Chicago, Illinois 60603.

EXECUTIVE OFFICERS

The following table sets forth information with respect to our Named Executive Officers.

Name and Age	Position	Background

David S. Kalt, 39	Chief Executive Officer	Mr. Kalt has served as our Chief Executive Officer since our inception and as President and Chief Technology Officer of optionsXpress, Inc. since August 2000. Mr. Kalt has served as a member of our board of directors since our inception. From 1998 to 2000, Mr. Kalt served as Chief Technology Officer for TRAMS Inc., a software developer for retail travel agencies. Prior to that, Mr. Kalt served as President of Third Party Solutions, a firm he founded in 1994 that developed technology and other solutions for the travel industry.

Name and Age	Position	Background

David A. Fisher, 38	President	Mr. Fisher has served as our President since March 2007. Prior to then, Mr. Fisher served as our Chief Financial Officer from July 2004. From March 2001 to July 2004, Mr. Fisher served as Chief Financial Officer of Potbelly Sandwich Works, a quick service restaurant chain with over 60 units. Prior to that, Mr. Fisher served as Chief Financial Officer and Secretary of Prism Financial Corporation, a publicly-traded, nationwide consumer financial services company, from August 1997 to February 2001. Mr. Fisher is a member of the Illinois Bar.
Ned W. Bennett, 64	Executive Vice Chairman	Mr. Bennett has served as our Executive Vice Chairman since March 2007. Prior to that Mr. Bennett was our Chief Operating Officer since our inception and as Chief Executive Officer of optionsXpress, Inc. from August 2000 to present. Mr. Bennett has served as a member of our board of directors since our inception. From July 1997 to May 1999, Mr. Bennett served in various positions at Dreyfus Brokerage Services, Inc. (Pacific Brokerage Services), including Chief Operating Officer. Prior to that, Mr. Bennett served as the Chief Executive Officer and Chief Operating Officer of ED&F Man International Services Inc. from December 1994 to July 1997. Mr. Bennett also served as President and Chief Executive Officer of Geldermann Securities, a ConAgra company, from November 1987 to December 1994, when the firm was purchased by ED&F Man International Inc.
Benjamin Morof, 38	Chief Compliance Officer	Mr. Morof has served as our Chief Compliance Officer since inception and has also served as Chief Compliance Officer of optionsXpress, Inc. since January 2002. Mr. Morof also served as Executive Vice President, Operations and Compliance, of optionsXpress, Inc. from October 2000 to December 2001. From August 1996 to September 2000, Mr. Morof served in various positions at ED&F Man International Securities Inc. Mr. Morof is a member of the Illinois Bar.
Thomas E. Stern, 61	Chief Administrative Officer	Mr. Stern has served as our Chief Administrative Officer since inception and has served as Chief Financial Officer of optionsXpress, Inc. since December 2001. Mr. Stern also serves as Chief Financial Officer of brokersXpress LLC. Prior to that, he served as President and Chief Operating Officer of EZ Stocks, Inc., a NASD member firm, from February 2000 to November 2001 and as Senior Managing Director of Regal Discount Securities from January 1999 to January 2000.

Name and Age	Position	Background

Adam J. DeWitt, 34	Chief Financial Officer	Mr. DeWitt has served as Chief Financial Officer of optionsXpress since March 2007. Previously, Mr. DeWitt held the position of Vice President of Finance where he managed financial reporting, budgeting, investor relations and corporate development. Prior to joining optionsXpress in March 2005, he held a similar position at JPMorgan Chase from December 2001, where he was central in integrating budgeting and financial reporting as well as tracking synergies following the merger with Bank One.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding beneficial ownership of the Company’s Common Stock, as of the Record Date, by each person known by the Company to own more than 5% of our common stock, each director and nominee for director, and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group (9 persons). The table lists the number of shares and percentage of shares beneficially owned based on 62,936,722 shares of common stock outstanding as of March 31, 2007 and a total of 200,308 common stock options currently exercisable or exercisable by our directors and executive officers as a group within 60 days of March 31, 2007. Information in the table is derived from Securities and Exchange Commission filings made by such persons on Schedule 13G and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by the Company. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Number of Shares	Percent
Name of Beneficial Owner	Beneficially Owned(1)	of Class

G-Bar Limited Partnership(2)	11,536,620	18.3%
440 South LaSalle, Suite 650 Chicago, Illinois 60605
Janus Capital Management LLC(3)	3,333,421	5.3%
151 Detroit Street Denver, Colorado 80206
Franklin Resources Inc.(4)	3,287,385	5.2%
One Franklin Parkway
San Mateo, California 94403
James A. Gray(5)	13,978,400	22.2%
David S. Kalt(6)	2,665,858	4.2%
Ned W. Bennett(7)	2,192,404	3.5%
David A. Fisher(9)	183,923	*
Thomas E. Stern(8)	75,702	*
Benjamin Morof(10)	56,302	*
Bruce R. Evans	50,000	*
S. Scott Wald(11)	26,503	*
Adam J. DeWitt(12)	13,600	*
Steven Fradkin(13)	7,000	*
All directors and executive officers as a group (10 persons)	19,249,692	30.6%

*	Less than one percent

(1)	Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 31, 2007 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.

(2)	Represents shares owned directly or indirectly by G-Bar Limited Partnership (G-Bar). Avrum Gray has the power to vote and/or dispose of these shares. James A. Gray is the President of G-Bar. Avrum Gray and James A. Gray each disclaim beneficial ownership of these shares.

(3)	Information is based on the Schedule 13G filed by Janus Capital Management LLC on February 14, 2007. Janus Capital has an indirect 82.5% ownership stake in Enhanced Investment Technologies LLC (INTECH) and an indirect 30% ownership stake in Perkins, Wolf, McDonnell and Company, LLC (Perkins Wolf). Due to the above ownership structure, holdings for Janus Capital, Perkins Wolf and INTECH are aggregated for purposes of this filing. Janus Capital may be deemed to be the beneficial owner of 3,333,421 of the reported shares.

(4)	Information is based on the Schedule 13G filed jointly by Franklin Resources, Inc. (FRI), Charles B. Johnson and Rupert H. Johnson on February 14, 2007. Shares reported are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI. Franklin Advisers, Inc., a subsidiary of FRI, is the beneficial owner of 2,928,481 of the reported shares. Fiduciary Trust Company International, a subsidiary of FRI, is the beneficial owner of 290,423 of the reported shares. Franklin Templeton Portfolio Advisors, Inc., a subsidiary of FRI, is the beneficial owner of 51,581 of the reported shares.

(5)	Includes 11,536,620 shares held by G-Bar of which Mr. Gray is the President and 2,441,780 shares held by the JG 2002 Delta Trust in which Mr. Gray is the trustee. Mr. Gray disclaims beneficial ownership of the reported shares.

(6)	Includes 211,199 shares held by the David S. Kalt Family Trust, 210,275 shares held by the Susan Simon Kalt Family Trust and 19,501 currently exercisable options.

(7)	Includes 197,718 shares held by the Delaware Charter Guarantee & Trust Company F/ B/ O Ned Bennett IRA in which Mr. Bennett is the trustee and 1,631,347 shares held by Whiskey Golf Investments LP and 295,918 shares held by Whiskey Golf Investments II LP. Mr. Bennett disclaims beneficial ownership of the reported shares. Also includes 9,501 currently exercisable options. Mr. Bennett has pledged 100,000 shares to Merrill Lynch as security for a loan.

(8)	Includes 900 currently exercisable options.

(9)	Includes 139,006 currently exercisable options.

(10)	Includes 200 shares held by David Morof and 200 shares held by Henry Morof, his sons. Benjamin Morof disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(11)	Includes 14,000 currently exercisable options.

(12)	Includes 10,400 currently exercisable options.

(13)	Includes 7,000 currently exercisable options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and greater than 10% owners file reports of ownership and changes of ownership of common stock with the Securities and Exchange Commission and the Nasdaq Global Market. Based on a review of the Securities and Exchange Commission filed ownership reports during 2006, the Company believes that all Section 16(a) filing requirements were met during the year, except that: (i) Mr. Morof filed a late Form 4 on July 3, 2006 with respect to a stock option grant for 4,500 shares of common stock on June 27, 2006 and a late Form 4 on December 26, 2006 with respect to a stock option exercise for 1,000 shares of common stock on December 21, 2006; (ii) Mr. Stern filed a late Form 4 on July 3, 2006 with respect to a stock option grant for 4,000 shares of common stock on June 27, 2006; (iii) Mr. Wald filed a late Form 4 on March 30, 2007 with respect to a stock option grant on May 25, 2006; and (iv) Mr. Fradkin filed a late Form 3 and Form 4 on March 30, 2007 with respect to a stock option grant on May 25, 2006.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis (CD&A) provides a narrative overview of our executive compensation philosophy, programs and policies. It is intended to highlight for investors material information relating to our executive compensation programs and includes analysis on the compensation earned by our Named Executive Officers (NEOs) as detailed in the executive compensation tables. The NEOs include individuals who served as optionsXpress’ Chief Executive Officer (CEO), Chief Financial Officer (CFO), as well as the other three most highly compensated executive officers of optionsXpress, who served in such capacities during fiscal 2006.

Compensation-related Governance and Role of the Compensation Committee

Committee Membership and Charter.  During 2006, the Compensation Committee was comprised of S. Scott Wald, Bruce R Evans and James A. Gray, each of whom is expected to serve on the committee through 2007. Each of the members is considered “independent” according to the Nasdaq listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934. The Compensation Committee has overall responsibility for evaluating the executive compensation plans, policies, and programs of optionsXpress and recommending such plans, policies and programs to the full Board of Directors. The Compensation Committee determines the compensation of the CEO and also reviews and recommends to the Board for approval the salaries and bonuses for our other executive officers. Further, the Compensation Committee oversees the design and administration of equity-based and incentive compensation plans and programs. We have adopted a written charter for the Compensation Committee, which sets forth the Compensation Committee’s duties and responsibilities. Our current charter is available on our website at www.optionsXpress.com/investorrelations.

Role of Executives in Committee Meetings.  The CEO and the CFO attend most meetings. The CFO, working closely with the Compensation Committee Chair, is responsible for the administrative aspects of all meetings, including taking the official meeting minutes and preparing the meeting agendas. The Compensation Committee relies upon Mr. Kalt’s assessment of each executive’s individual performance, which considers the executive’s efforts in achieving his or her individual goals each year and managing and developing employees. Individual goals for executive officers are established by Mr. Kalt in consultation with each executive officer and the Compensation Committee. Management also plays an important role in preparing and recommending an annual budget and other business performance targets.

Role of Compensation Consultants.  The Compensation Committee’s charter gives it the authority to hire outside consultants to further its objectives and responsibilities. In 2006, the Compensation Committee engaged Pearl Meyer & Associates, a compensation consulting firm, to assess the effectiveness and structure of our overall director compensation program. In addition, the Compensation Committee reviews compensation survey data from Equilar, a compensation consulting firm, to help the Compensation Committee compare optionsXpress’ executive compensation to that of its peers.

Compensation Philosophy and Objectives

Our compensation program is designed to reward executives based on favorable individual performance and favorable company financial results. Compensation policies and plans (including benefits) are designed to attract and retain top quality and experienced executives by providing the opportunity to earn competitive cash compensation based on companywide, departmental and individual performance, plus the opportunity to accumulate stock-based wealth commensurate with the long-term growth and value created for our stockholders. optionsXpress strives to create an entrepreneurial environment where its employees feel valued and rewarded for their contributions to our sustainable growth plan. Ultimately, our compensation program should align the interests of our management team with those of our shareholders.

In structuring a compensation program that will responsibly implement these principles, we consider the following objectives:

•	attracting and retaining individuals critical to the long-term success of optionsXpress;

•	rewarding the achievement of our strategic initiatives and short- and long-term goals;

•	compensation should appropriately reflect differences in position and responsibility;

•	a substantial portion of total compensation should be contingent on, and variable with, companywide, departmental and individual performance;

•	compensation should be reasonable and reflect the current market for comparable skills and experience; and

•	the compensation program should be understandable and transparent.

Our compensation practices demonstrate our commitment to these principles and objectives. optionsXpress has embraced the principle of establishing aggressive but achievable goals as a key part of its compensation philosophy as it continues to grow.

Compensation Factors

General.  The Compensation Committee’s decisions regarding each NEO are based, in part on the Compensation Committee’s subjective judgment and take into account qualitative and quantitative factors, as will be set forth in the discussion below. In reviewing an NEO’s compensation, the Compensation Committee considers and evaluates all components of the officer’s total compensation package. In setting total compensation, we apply a consistent approach for all NEOs. Based on this review, the Compensation Committee concluded the NEOs’ total compensation (including compensation not yet paid) is appropriate and reasonable in the aggregate both in terms of absolute dollars and relative to performance.

Corporate Performance.  In establishing executive compensation, the Compensation Committee measures optionsXpress’ performance compared to management’s and the board’s goals and objectives, including an annual budget, as well as to our peer group’s performance. The Compensation Committee believes that using optionsXpress’ performance as a factor in determining an executive officer’s compensation is effective in helping to align the executive’s interests with those of our stockholders. With that in mind, the Compensation Committee focuses on performance versus key financial and operating performance criteria, such as net income, pre-tax margin, revenue growth and customer asset growth. For purposes of peer analysis in assessing relative company performance, optionsXpress considers it peers to be other publicly-traded online brokers, which include Charles Schwab & Co., Inc., E*TRADE Group, Inc., TD Ameritrade, Inc., and TradeStation Group, Inc. The Compensation Committee reviews the list of peer group companies annually.

Benchmarking.  In establishing the compensation of the named executive officers, the committee utilizes market data regarding the compensation practices of other financial institutions. The Compensation Committee believes that benchmarking is useful to stay competitive in the marketplace and for attracting and retaining qualified executives. While the Compensation Committee believes that it is prudent to consider benchmarking in determining compensation practices, it does not set strict parameters using this data. Rather, the Compensation Committee uses benchmarking data to ensure that executive compensation is not inconsistent with appropriately defined peer organizations. The peer group used for comparative purposes in 2006 was comprised of financial service firms with revenues between $50 million and $200 million and market capitalizations between $0.6 billion and $2.0 billion.

Individual Performance.  When evaluating an executive’s individual performance, the Compensation Committee relies upon Mr. Kalt’s assessment of individual performance, as well as the Compensation Committee’s and other Board members’ own assessment from their interactions with executives throughout the year. The assessment considers the executive’s efforts in achieving his or her individual goals each year, managing and developing employees and their relative role in the future growth and the executive officer’s contribution to the overall company. Each executive has different goals established that contribute to the long-term strategic goals of the company. Individual goals for executives are established by Mr. Kalt in consultation with each executive and the Compensation Committee.

Elements of Executive Compensation.

Our executive compensation program has three primary elements: base salary, annual performance-based bonuses, and long-term equity incentives. These primary elements are supplemented by the opportunity to participate in benefit plans that are generally available to all of our employees. We believe these components work in unison to provide a reasonable and well-balanced mix of both cash and non-cash compensation as well as short-term and long-term compensation to provide appropriate incentives and motivation for our NEOs and to meet our compensation philosophy and objectives discussed above.

Base Salary.  We provide NEOs with base salary to provide them a basic level of income comparable to that of executives in similar positions at other companies, taking into account the individual’s performance and experience. We believe this is consistent with competitive practices and will help assure we retain qualified leadership in those positions. Because of our directors’ desire to emphasize those elements of compensation that are performance-based, our practice has generally been to set base salary levels for each NEO slightly below industry average. In setting these salary levels for individual NEOs, we may consider:

•	the compensation philosophy and guiding principles described above;

•	the base salary paid to the officers in comparable positions at companies in the peer group described above;

•	the overall professional experience and background and the industry knowledge of the NEO and the quality of their performance and effectiveness of their leadership at optionsXpress;

•	all of the components of executive compensation, including base salary, bonus, stock options and restricted stock, and benefits; and

•	internal pay equity among optionsXpress executives.

The Compensation Committee reviews the salaries of its NEOs annually based on the above factors. Base salaries were increased by 6%, on average, for the NEO group in 2007. This compares to an average increase of 33% for the NEO group in 2006. The average increase in 2006 was impacted by a significant one-time increase in the Chief Executive Officer’s salary following our initial public offering. The following table itemizes base salary increases by position (annualized salaries as of December 31 of each year):

					2006	2007
Executive	Position	2005 Actual	2006 Actual	2007 Projected	% Increase	% Increase

David S. Kalt	Chief Executive Officer	$250,000	$500,000	$525,000	100%	5%
David A. Fisher(1)	President and Secretary	$300,000	$350,000	$400,000	17%	14%
Ned W. Bennett(2)	Executive Vice Chairman	$250,000	$350,000	$350,000	40%	0%
Benjamin Morof	Chief Compliance Officer	$200,000	$225,000	$250,000	13%	11%
Thomas E. Stern	Chief Administrative Officer	$200,000	$200,000	$200,000	0%	0%
Adam J. DeWitt(3)	Chief Financial Officer	$160,000	$185,000	$210,000	16%	14%

Average		$226,667	$301,667	$322,500	33%	7%

(1)	Mr. Fisher was our Chief Financial Officer prior to March 2007.

(2)	Mr. Bennett was our Chief Operating Officer prior to March 2007.

(3)	Mr. DeWitt was our Vice President of Finance prior to March 2007. He was not deemed to be an NEO is fiscal 2006.

Salary increases in 2006, for the most part, reflected increases in job scope and responsibility for most NEO positions as optionsXpress continued to grow and its core businesses as well as make significant strides in expanding its ancillary businesses. In particular, Mr. Kalt’s and Mr. Bennett’s increases in 2006 reflected one-time adjustments to better align their salaries with our peer group following our initial public offering in 2005. In 2007, Mr. Fisher’s increase reflected his expanded role in connection with his promotion to President in March 2007 and Mr. DeWitt’s increase reflected his expanded role in connection with his promotion to Chief Financial Officer in March 2007. The Committee believes that NEO’s salaries are fair and within a reasonable market range reflecting each executive’s role, experience, tenure with optionsXpress and sustained performance over time.

Performance-Based Annual Bonus.  A substantial portion of total direct compensation is allocated to variable, performance-based incentives in the form of an annual bonus. This is done to link executive compensation closely to the achievement of targeted results and performance. As a result of this emphasis on performance-based incentives, it is expected that there will be variability in executive pay year to year.

Our bonuses for our NEOs are administered under our annual Employee Bonus Plan which is approved by the Compensation Committee in the first quarter of each fiscal year. Annual bonus awards for NEOs are determined on an annual basis and are targeted to be slightly higher than industry average as a result of base salaries being targeted slightly below industry average. For fiscal 2006, the Compensation Committee adopted a bonus plan that generally provided that NEOs were able to earn a target bonus (specified as a percentage of his or her base salary) that adjusted on a sliding scale based on the Company’s actual net income and pre-tax margin as compared to budget. Pursuant to the sliding scale the range of potential payouts under the 2006 Bonus Plan was 0% to 125% of the each NEO’s respective target bonus.

Pursuant to the 2006 Employee Bonus Plan, the net income factor accounted for 80% of the target bonus and the pre-tax margin factor accounted for 20% of the target bonus. The target bonus is adjusted for each employee based on individual performance. The target bonus for Mr. Kalt, Mr. Bennett and Mr. Fisher for 2006 was 100% of their respective base salary. The target bonus for Mr. Morof, Mr. Stern and Mr. DeWitt for 2006 was 75% of their respective base salary. The bonuses paid to the NEOs are set forth in the Summary Compensation Table on page 20 of this Proxy Statement.

The Compensation Committee approves payouts under the prior year’s bonus and performance goals, including target award levels, for the current year within the first 90 days of each calendar year. The budgeted net income and pre-tax margins for the bonus plan are approved each year by the Compensation Committee based on the company budget approved by the Board of Directors. The amounts have increased each year in order to provide a proper level of incentive to the officers and, in view of the Compensation Committee, it is not at a level that guarantees the target bonus will be obtained.

Long-Term Equity Incentives.  optionsXpress’ equity programs are designed to encourage a long-term focus on results, employee retention and stock ownership. By doing so we believe these programs help align employee and stockholder interests by promoting the creation of long-term value for our stockholders. At the same time, the Compensation Committee has carefully considered the impact of equity expensing, actions taken by the optionsXpress’ peers with respect to long-term equity incentives and dilution and overhang levels. The programs consist of stock option grants and restricted stock awards. All of our full-time employees participate in our equity incentive programs. optionsXpress uses an annual grant process for determining long-term incentive awards for its NEOs.

optionsXpress currently uses restricted stock and stock options as the two primary grant forms. optionsXpress believes both forms play an important role in attracting, retaining and motivating executives to focus on long-term value creation. optionsXpress uses stock options because stock options, granted at fair market value at the date of the grant, deliver value only when the stock price goes up, and thus when shareholders receive value. Stock option grants allow the NEOs to acquire shares of optionsXpress’ common stock, subject to the completion of a five-year vesting period (1/5th of the options become exercisable on each of the first five anniversary dates following the grant). These shares may be acquired at a fixed price per share (the fair market value on the grant date) and have a ten-year term.

optionsXpress also uses restricted stock because with restricted stock, executives receive full value shares and become shareholders of record at the date of grant. As a result, restricted stock provides immediate ownership while enhancing executive retention as a result of a forfeiture restriction in the event that the executives leave

optionsXpress before the end of the stated vesting period. Restricted stock grants to NEOs are subject to the completion of a five-year vesting period (1/5th of the options become exercisable on each of the first five anniversary dates following the grant).

Stock option and restricted stock award levels are determined based on peer analysis, individual performance and company performance, using the same criteria used in determining the performance-based annual bonuses, and vary among participants based on their positions within optionsXpress. Based on these factors, in the first quarter of each year, the Compensation Committee determines discretionary long-term equity incentive awards and allocations across the two grant forms for the NEOs, taking into account the CEOs recommendation for awards other than his own. The stock awards and options awards set forth in the Summary Compensation Table on page 20 of this proxy reflect awards made through 2006. The Compensation Committee made awards for 2007 in March 2007 and those awards were disclosed in Form 4s filed with the SEC. Stock options are awarded at the Nasdaq’s closing price of optionsXpress’ Common Stock on the date of the grant. The Compensation Committee has never granted options with an exercise price that is less than the closing price of optionsXpress’ Common Stock on the grant date, nor has it granted options which are priced on a date other than the grant date. All fiscal 2006 equity grants to NEOs were made under optionsXpress’ 2005 Equity Incentive Plan.

Benefits, Perquisites and Other Compensation.  All eligible employees, including NEOs, participate in our benefit programs. We provide health and welfare benefits, including subsidized medical and dental coverage and maintain a 401(k) plan. While the Compensation Committee reviews and monitors the level of other compensation offered to the NEOs, the Compensation Committee typically does not adjust the level of benefits offered on an annual basis. In general the Compensation Committee believes that benefits and perquisites for NEOs should be very limited in scope and value and reflective of similar perquisites from competitive employers both in the industry and the region. Due to this philosophy, optionsXpress has generally only provided benefits to executives that are available to all full time employees and we plan to continue this approach in the future. optionsXpress does not provide perquisites to its executives at this time.

Pension Plan.  optionsXpress does not have a pension plan and does not anticipate creating such a plan in the future.

Post-Termination Compensation.  We have entered into agreements with Mr. Kalt, Mr. Bennett and Mr. Fisher that provided them compensation under certain circumstances in the event of their termination. The Compensation Committee has measured these severance payments against compensation peer group and general industry practices and believes they are reasonable when measured against the peers in light of the objective of retaining talented executives. More detail on these severance arrangements is set forth beginning on page 22 of this proxy statement under the caption “Potential Payments Upon Termination or Change in Control.”

Stock Ownership Policy

In November 2006, the Board of Directors, upon the Compensation Committee’s recommendation, adopted a Stock Ownership Policy for our directors and executives, including our NEOs, to ensure that they have a meaningful economic stake in optionsXpress. Share ownership by our directors and officers is very important for optionsXpress. It demonstrates senior management’s commitment in our company to our investors, employees, customers and other key constituencies.

The Compensation Committee annually reviews each executive’s compensation and stock ownership levels to review if appropriate or to make adjustments. The Compensation Committee requires that executives have direct ownership of our common stock in at least the following amounts:

	Minimum Ownership Requirements
	(Lesser of 2)
Title	Number of Shares	Multiple of Base Salary

Chief Executive Officer	50,000	3x
President	20,000	2x
Executive Vice Chairman	20,000	2x
Chief Financial Officer	20,000	2x
Executive Vice President with Base Salary >= $150,000	5,000	1x
Executive Vice President with Base Salary < $150,000	3,000	1x

Executives have five years from the time of adoption of the policy to comply with the ownership requirements. Newly hired or promoted executives have five years from their date of hire or promotion to attain the ownership requirement. Under the policy the following items are included for purposes of calculating the stock ownership of an executive:

•	common stock owned (or beneficially owned) by the executive, including shares acquired upon exercise of stock options or acquired through optionsXpress’ Employee Stock Purchase Plan; and

•	time vesting restricted stock, whether vested or not.

Unvested stock options are not counted towards satisfaction of stock ownership requirements.

Until an executive achieves the applicable stock ownership requirement, the executive shall be required to retain shares having a value equal to at least 75% of the after-tax gain recognized with respect to his exercise of stock options, sale of vested restricted stock or other disposition with respect to any equity awards granted under optionsXpress’ equity incentive plans. The number of shares to be retained will be determined based on the value of the shares on the date of sale, rounded to the nearest whole share.

The Compensation Committee reviews stock ownership for executives annually to determine if they have satisfied the ownership requirements. If an executive does not meet the stock ownership requirements, the Compensation Committee may limit future equity awards made to such person, require all stock attained through company grants of equity be retained until the guidelines are satisfied, or take any other action the Compensation Committee deems appropriate. There may be instances in which the stock ownership requirements would place an undue hardship on an executive or prevent an executive from complying with a court order, such as a divorce settlement. In such a circumstance, the Compensation Committee may consider such hardship and grant additional transitional relief.

Compensation Recovery Policy

In November 2006, the Compensation Committee implemented a guideline for repayment of bonuses whereby the Compensation Committee may seek repayment of annual bonuses in the event that the optionsXpress’ financial statements are required to be restated as a result of fraud or other intentional misconduct on the part of the bonus recipient.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million in any taxable year for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied. The Compensation Committee considers the anticipated tax treatment to optionsXpress and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. While reserving our right to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, the Compensation Committee intends generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with our management. After such discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Compensation Committee of the Board of Directors
Mr. S. Scott Wald, Chair
Mr. Bruce R Evans
Mr. James A. Gray

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers who served in such capacities in 2006 (who we refer to collectively as the “named executive officers” or “NEOs”).

							Change in
							Pension
							Value and
							Non-qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

David S. Kalt	2006	$500,000	$590,000	$77,414	$214,904	—	—	—	$1,382,318
Chief Executive Officer
David A. Fisher	2006	$350,000	$413,000	$77,414	$216,070	—	—	—	$1,056,484
President(4)
Ned W. Bennett	2006	$350,000	$413,000	$77,414	$88,891	—	—	—	$929,305
Executive Vice Chairman(5)
Benjamin Morof	2006	$220,833	$190,000	—	$10,522	—	—	—	$421,355
Chief Compliance Officer
Thomas E. Stern	2006	$200,000	$150,000	—	$9,414	—	—	—	$359,414
Chief Administrative Officer
Adam J. DeWitt	2006	$178,750	$175,000	—	$35,173	—	—	—	$388,923
Chief Financial Officer(6)

(1)	Bonus amounts represent payments under the 2006 bonus plan that were paid in the first quarter of 2007.

(2)	The amounts in column (e) reflect the dollar amount of restricted stock awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). As a result, amounts may include amounts from awards granted prior to fiscal year 2006. See footnote 15 in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007 for the assumptions related to the calculation of these amounts.

(3)	The amounts in column (f) reflect the dollar amount of stock option awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). As a result, amounts may include amounts from awards granted prior to fiscal year 2006. See footnote 15 in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007 for the assumptions related to the calculation of these amounts.

(4)	Mr. Fisher was our Chief Financial Officer prior to March 2007.

(5)	Mr. Bennett was our Chief Operating Officer prior to March 2007.

(6)	Mr. DeWitt was our Vice President of Finance prior to March 2007. He was not deemed to be an NEO is fiscal 2006.

GRANTS OF PLAN-BASED AWARDS

The following table shows the equity awards made to our NEOs in 2006. For additional information on our equity programs, see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

									All Other	All Other
									Stock	Option	Exercise	Grant
									Awards:	Awards	or Base	Date Fair
			Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Price of	Value of
			Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Option	Stock and
		Date	Plan Awards			Plan Awards			Stock or	Underlying	Awards	Option
	Grant	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($)	Awards
Name	Date	Approved	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	(share)	($)(1)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

David S. Kalt	2/28/2006	2/23/2006	—	—	—	—	—	—	15,000	85,000	$30.78	$1,615,287
David A. Fisher	2/28/2006	2/23/2006	—	—	—	—	—	—	15,000	25,000	$30.78	$777,748
Ned W. Bennett	2/28/2006	2/23/2006	—	—	—	—	—	—	15,000	35,000	$30.78	$917,338
Benjamin Morof	6/27/2006	6/27/2006	—	—	—	—	—	—	—	4,500	$21.00	$45,798
Thomas E. Stern	6/27/2006	6/27/2006	—	—	—	—	—	—	—	4,000	$21.00	$40,709

(1)	The amounts in column (l) reflect the total value of the 2006 stock and option awards detailed in accordance with FAS 123(R) at the time of the grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning the exercisable and unexercisable stock options at December 31, 2006 held by the individuals named in the summary compensation table:

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan
			Equity						Incentive	Awards:
			Incentive						Plan	Market or
			Plan					Market	Awards:	Payout
	Number of	Number of	Awards				Number of	Value of	Number of	Value of
	Securities	Securities	Number of				Shares or	Shares or	Unearned	Unearned
	Underlying	Underlying	Securities				Units of	Units of	Shares,	Shares,
	Unexercised	Unexercised	Underlying				Stock That	Stock	Units or	Units or
	Options	Options	Unexercised	Option	Option		Have Not	That Have	Other Rights	Other Rights
	(#)(1)	(#)(2)	Unearned	Exercise	Expiration		Vested	Not Vested	That Have	That Have
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date		(#)(1)	($)(2)(3)	Not Vested (#)	Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)

David S. Kalt	—	85,000	—	$30.78	2/28/2016		—	—	—	—
	—	—	—	—	—		15,000	$340,350	—	—
	2,501	—	—	$0.96	3/1/2013	(4)	—	—	—	—
David A. Fisher	—	25,000	—	$30.78	2/28/2016		—	—	—	—
	—	—	—				15,000	$340,350	—	—
	19,165	10,835	—	$16.50	1/26/2015	(4)	—	—	—	—
	94,394	22,794	—	$10.73	7/15/2014	(4)	—	—	—	—
Ned W. Bennett	—	35,000	—	$30.78	2/28/2016		—	—	—	—
	—	—	—	—	—		15,000	$340,350	—	—
	2,501	—	—	$0.96	3/1/2013	(4)	—	—	—	—
Benjamin Morof	—	4,500	—	$21.00	6/27/2016		—	—	—	—
	—	4,000	—	$14.34	6/22/2015		—	—	—	—
Thomas E. Stern	—	4,500	—	$21.00	6/27/2016		—	—	—	—
	900	3,600	—	$14.34	6/22/2015		—	—	—	—

(1)	All stock options grants and restricted stock grants were made pursuant to the optionsXpress 2001 Equity Incentive Plan or the 2005 Equity Incentive Plan

(2)	Except as indicated and subject to acceleration or termination in certain circumstances, stock options grants and restricted stock grants vest 20% per year over five years beginning on the first anniversary of the grant date.

(3)	Based on the Nasdaq’s closing price of optionsXpress’ Common Stock on December 29, 2006 of $22.69

(4)	Subject to acceleration or termination in certain circumstances, stock option grants vest 1/3rd at the end of the first year after the date of grant and an addition 1/24th each month thereafter.

OPTION EXERCISES & STOCK VESTED

The following table sets forth information concerning the exercise of options and vesting of restricted stock in 2006 for the individuals named in the summary compensation table:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)(1)	($)	(#)(1)	($)
(a)	(b)	(c)	(d)	(e)

David S. Kalt	16,256	$453,217	—	—
David A. Fisher	—	—	—	—
Ned W. Bennett	16,256	$429,158	—	—
Benjamin Morof	1,000	$8,760	—	—
Thomas E. Stern	—	—	—	—

(1)	All stock options grants and restricted stock grants were made pursuant to the optionsXpress 2001 Equity Incentive Plan or the 2005 Equity Incentive Plan

PENSION BENEFITS

We are required to disclose information in this proxy statement, in a tabular format, regarding any plans that provide for retirement payments or benefits other than defined contribution plans. We have never had any such benefit plan and do not anticipate creating any such plan in the future. As a result, we have omitted this table.

NON-QUALIFIED DEFERRED COMPENSATION

We are required to disclose information in this proxy statement, in a tabular format, regarding defined contribution or other plans that provide for deferral of compensation on a basis that is not tax-qualified. We have never had any such benefit plan and do not anticipate creating such a plan in the future. As a result, we have omitted this table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Pay upon Termination

We have employment agreements with David Kalt, David Fisher and Ned Bennett that contain severance provisions in the event of a termination. If we terminate the employment of any of these executives without cause or if the executive resigns with good reason, that executive will be entitled to receive his then current base salary for a period of twelve months following his termination. If the executive’s employment is terminated by us for cause or if he resigns without good reason, dies or becomes disabled, he will be entitled to receive his then current base salary through the date of termination. See the section entitled “Compensation Discussion & Analysis — Elements of Executive Compensation — Base Salary on page 16 of this proxy for the current base salary for Mr. Kalt, Mr. Bennett and Mr. Fisher. Each executive is subject to confidentiality, non-compete and non-solicitation provisions of the employment agreements. The non-compete and non-solicit provisions of the agreements remain in effect until one year following the executive’s termination. In addition, we have the option to extend the non-

compete and non-solicitation periods for up to 24 additional months, subject to certain conditions. In the event of a termination of an executive, other than in the case of a change in control, all unvested restricted stock and stock options are forfeited.

Payments upon Change in Control

Certain unvested restricted stock and options granted to senior executives become vested upon a change in control. The values of the restricted stock and options that would become vested upon a change in control are detailed in the table below.

	Stock Options		Restricted Stock
	(Unvested and		(Unvested and
Name	Accelerated)(1)		Accelerated)(2)

David S. Kalt	—		$340,350
Ned W. Bennett	—		$340,350
David A. Fisher	$169,842	(3)	$340,350

(1)	The payments relating to stock options represent the value of unvested and accelerated stock options as of December 31, 2006, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of OXPS stock on December 29, 2006.

(2)	The payments relating to restricted stock represent the value of the unvested and accelerated stock as of December 31, 2006, calculated by multiplying the number of accelerated shares by the closing price of OXPS.

(3)	Under the terms of Mr. Fisher’s employment, certain additional stock options will become vested if Mr. Fisher is terminated within 18 months following a change in control. The additional value of those unvested and accelerated options was $169,842 based on the closing price of OXPS stock on December 29, 2006. See Severance Pay Upon Termination for additional detail on payments received as a result of termination.

EQUITY COMPENSATION PLAN INFORMATION

Incentive Plans

2005 Equity Incentive Plan.  Our board of directors adopted and our stockholders approved our 2005 Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan is designed to enable us to attract, retain and motivate our directors, officers, associates and consultants, and to further align their interests with those of our stockholders, by providing for or increasing their ownership interests in our company.

Administration.  The Equity Incentive Plan is administered by the Compensation Committee of our board of directors. Our board may, however, at any time resolve to administer the Equity Incentive Plan. Subject to the specific provisions of the Equity Incentive Plan, the Compensation Committee is authorized to select persons to participate in the Equity Incentive Plan, determine the form and substance of grants made under the Equity Incentive Plan to each participant, and otherwise make all determinations for the administration of the Equity Incentive Plan.

Participation.  Directors (including non-employee directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, us or our subsidiaries are eligible to participate in the Equity Incentive Plan.

Type of Awards.  The Equity Incentive Plan provides for the issuance of stock options, restricted stock, dividend equivalents, other stock-based awards and performance awards. Performance awards may be based on the achievement of certain business or personal criteria or goals, as determined by the Compensation Committee.

Available Shares.  An aggregate of 1,250,000 shares of our common stock is reserved for issuance under the Equity Incentive Plan, subject to annual automatic increases and certain other adjustments reflecting changes in our capitalization. If any grant under the Equity Incentive Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any shares, or is tendered or withheld as to any shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld shares will thereafter be available for further grants under the Equity Incentive Plan. The Equity Incentive Plan provides that the Compensation Committee shall not grant, in any one calendar year, to any one participant awards to purchase or acquire a number of shares of common stock in excess of 20% of the total number of shares authorized for issuance under the Equity Incentive Plan.

Option Grants.  Options granted under the Equity Incentive Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options, as the Compensation Committee may determine. The exercise price per share for each option will be established by the Compensation Committee, except that in the case of the grant of any incentive stock option, the exercise price may not be less than 100% of the fair market value of a share of common stock as of the date of grant of the option. In the case of the grant of any incentive stock option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding, the exercise price may not be less than 110% of the fair market value of a share of common stock as of the date of grant of the option.

Terms of Options.  The term during which each option may be exercised will be determined by the Compensation Committee, but if required by the Internal Revenue Code and except as otherwise provided in the Equity Incentive Plan, no option will be exercisable in whole or in part more than ten years from the date it is granted, and no incentive stock option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all of our classes of stock will be exercisable more than five years from the date it is granted. All rights to purchase shares pursuant to an option will, unless sooner terminated, expire at the date designated by the Compensation Committee. The Compensation Committee will determine the date on which each option will become exercisable and may provide that an option will become exercisable in installments. The shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Compensation Committee. Prior to the exercise of an option and delivery of the shares represented thereby, the optionee will have no rights as a stockholder, including any dividend or voting rights, with respect to any shares covered by such outstanding option. If required by the Internal Revenue Code, the aggregate fair market value, determined as of the grant date, of shares for which an incentive stock option is exercisable for the first time during any calendar year under all of our equity incentive plans may not exceed $100,000.

Amendment of Options and Amendment/ Termination of Plan.  The Board of Directors or the Compensation Committee generally have the power and authority to amend or terminate the Equity Incentive Plan at any time without approval from our stockholders. The Compensation Committee generally has the authority to amend the terms of any outstanding award under the plan, including, without limitation, the ability to reduce the exercise price of any options or to accelerate the dates on which they become exercisable or vest, at any time without approval from our stockholders. No amendment will become effective without the prior approval of our stockholders if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Internal Revenue Code, under provisions of Section 422 of the Internal Revenue Code or by any listing requirement of the principal stock exchange on which our common stock is then listed. Unless previously terminated by the board or the committee, the Equity Incentive Plan will terminate on the tenth anniversary of its adoption. No termination of the Equity Incentive Plan will materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of options or other incentives therefore granted under the Equity Incentive Plan.

2005 Employee Stock Purchase Plan.  Our board of directors adopted and our stockholders approved our 2005 Employee Stock Purchase Plan. The purpose of the plan is to provide an incentive for our employees (and employees of our subsidiaries designated by our board of directors) to purchase our common stock and acquire a proprietary interest in us.

Administration.  A committee designated by our board will administer the plan. The plan vests the committee with the authority to interpret the plan, to prescribe, amend, and rescind rules and regulations relating to the plan, and to make all other determinations necessary or advisable for the administration of the plan, although our board of directors may exercise any such authority in lieu of the committee. The plan is required to be administered in such a manner as to comply with applicable requirements of Rule 16b-3 of the Securities Exchange Act of 1934 and Section 423 of the Internal Revenue Code.

Eligibility and Participation.  Each person who is employed either by us or by one of our designated subsidiaries and is expected on a regularly-scheduled basis to work more than 20 hours per week for more than five months per calendar year, automatically will be enrolled in the plan. Newly hired employees will be eligible once they have completed three months of service, provided they are expected on a regularly-scheduled basis to work more than 20 hours per week for more than five months per calendar year.

Options to Purchase/ Purchase of Shares.  Each participant will be granted an option to purchase shares of our common stock at the beginning of each 6-month “offering period” under the plan, on each “exercise date,” during the offering period. Exercise dates generally will occur on each June 30 and December 31. Participants will purchase the shares of our common stock through after-tax payroll deductions, not to exceed 15% of the participant’s total base salary. No participant may purchase more than $25,000 of common stock in any one calendar year. The purchase price for each share will generally be the fair market value of a share on the first day of the offering period or the fair market value on the exercise date. If a participant’s employment with us or one of our designated subsidiaries terminates, any outstanding option of that participant also will terminate.

Share Reserve.  500,000 shares of our common stock is reserved for issuance over the term of the plan, subject to certain other adjustments reflecting changes in our capitalization. If any option to purchase reserved shares is not exercised by a participant for any reason, or if the option terminates, the shares that were not purchased shall again become available under the plan.

Amendment and Termination.  Our board or the committee generally has the power and authority to amend the plan from time to time in any respect without the approval of our stockholders. However, no amendment will become effective without the prior approval of our stockholders if stockholder approval would be required by applicable law or regulation, including Rule 16b-3 under the Securities Exchange Act of 1934, Section 423 of the Internal Revenue Code, or any listing requirement of the principal stock exchange on which our common stock is then listed. Additionally, except as otherwise specified in the plan, no amendment may make any change to an option already granted that adversely affects the rights of any participant. The plan will terminate at the earliest of the tenth anniversary of its implementation, the time when there are no remaining reserved shares available for purchase under the plan, or an earlier time that our board may determine.

2001 Equity Incentive Plan.  We maintain an equity incentive plan pursuant to which our management previously was able to, at its discretion, grant eligible employees, directors, independent contractors or consultants restricted stock or options to purchase up to 3,750,000 shares of our common stock. In general, one-third of the options become exercisable on the first anniversary date following the grant, and one-thirty-sixth of the options become exercisable on each of the succeeding 24 monthly anniversaries of the first anniversary date. All options expire ten years after the date of the grant.

The following table shows the total number of outstanding options and shares available for future issuances under our equity compensation plans as of December 31, 2006.

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plan
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	784,530	$17.56	1,457,519
Equity compensation plans not approved by stockholders	—	—	—

Total	784,530	$17.56	1,457,519

COMPENSATION OF DIRECTORS

Our directors play a critical role in guiding our strategic direction and overseeing management. Developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified directors. The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload and opportunity costs. Our compensation program for our non-employee directors is designed to compensate our directors based on their respective levels of Board participation and responsibilities, including service on Board committees. The Compensation Committee is responsible for reviewing and recommending to the Board the compensation for our non-employee directors.

Set out in the following table is information with respect to the compensation for fiscal 2006 of each of our directors who was not a full time employee. In 2006, we had two directors who were full-time employees of optionsXpress: Mr. Kalt and Mr. Bennett. Their compensation, in their capacity as directors and officers of optionsXpress, is set out in the Summary Compensation Table above.

							Change in
							Pension Value
	Fees						and NQ
	Earned or					Non-Equity	Deferred
	Paid in		Stock	Option		Incentive Plan	Compensation	All Other
Director	Cash ($)		Awards ($)	Awards ($)		Compensation ($)	Earnings ($)	Compensation ($)	Total ($)
(a)	(c)		(d)	(e)		(f)	(g)	(h)	(i)

James A. Gray	$545,000	(1)	—		$(3)	—	—	—	$545,000
Bruce R. Evans	—		—		$(4)	—	—	—	—
Steven Fradkin	$33,750		—	$62,024	(5)	—	—	—	$95,774
Thomas Patrick(2)	$13,750		—		$(6)	—	—	—	$
S. Scott Wald	$33,750		—	$62,024	(7)	—	—	—	$95,774

(1)	Includes an additional retainer bonus which was paid in the first quarter of 2007 for service in 2006.

(2)	Mr. Patrick did not stand for reelection at our annual meeting in 2006.

(3)	Mr. Gray had no option awards outstanding at the end of fiscal 2006.

(4)	Mr. Evans had no option awards outstanding at the end of fiscal 2006.

(5)	Mr. Fradkin had 7,000 options outstanding at the end of fiscal 2006.

(6)	Mr. Patrick had 7,000 options outstanding at the end of fiscal 2006.

(7)	Mr. Wald had 14,000 options outstanding at the end of fiscal 2006

During 2006, directors, other than our chairman, who were not full-time employees of optionsXpress or any of its subsidiaries were paid an annual retainer of $30,000 in four equal quarterly installments. In addition, the chair of our Audit Committee received an additional annual retainer of $15,000 and the chair of our Compensation Committee received an additional annual retainer of $5,000. Directors, other than our chairman, who were not full-time employees also received an option grant to purchase 7,000 shares of Common Stock on May 24, 2006. Our chairman, James Gray, received a base retainer of $250,000 and an additional retainer bonus of $295,000, which was paid in the first quarter of 2007 for service in 2006.

In 2006, the Compensation Committee engaged a third party consulting firm, Pearl Meyer & Associates, to conduct a detailed review of optionsXpress’ director compensation, including the structure of the program and compensation levels relative to our peer group. Following this review, the Board of Directors, upon recommendation from the Compensation Committee, determined to maintain the cash compensation portion of the director compensation for directors, other than our chairman, at the same level as 2006. With respect to the equity-based portion of director compensation, the Board determined to award directors, other than our chairman, equity-based compensation in the amount of $100,000 per year. Half of this amount will be in the form of an option award and half in the form of an annual restricted stock award. The Board further determined that the chairman shall receive cash compensation of $300,000 per year. In addition, the chairman shall be awarded equity-based compensation in the amount of $250,000 per year. Half of this amount will be in the form of an option award and half in the form of an annual restricted stock award.

Our directors are also subject to the optionsXpress Stock Ownership Policy, which is discussed above in Compensation Discussion and Analysis — Stock Ownership Policy. The ownership requirements for our directors are as follows:

	Minimum Ownership Requirements (Lesser of 2)
Title	Number of Shares	Dollar Amount

Chairman of the Board	18,000	$550,000
Director	5,000	$150,000

Contractual Relationships with Certain Directors.

In recognition of the duties and responsibilities undertaken by Mr. Gray as our Chairman, the Compensation Committee recommended and the Board approved that optionsXpress enter into an amended and restated Retention Agreement with Mr. Gray in January 2007. Pursuant to the Retention Agreement, Mr. Gray will receive an annual retainer of $300,000. The Retention Agreement also contains confidentiality, non-compete and non-solicitation provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In fiscal 2006, Mr. Wald, Mr. Evans and Mr. Gray served as members of our Compensation Committee in fiscal 2006. No member of our Compensation Committee was, during the fiscal year, an officer or employee of the Company, or was formerly an officer of the Company. In addition, except as set forth in the section entitled “Certain Relationships and Related Transactions” on page 29 of this proxy statement, no member of our Compensation Committee was engaged in a related-party transaction with the Company since the beginning of the last fiscal year. There is no interlocking relationship between any of our executive officers and Compensation Committee, on the one hand, and the executive officers and Compensation Committee of any other companies, on the other hand, nor has any such interlocking relationship existed in the past.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by Ernst & Young LLP for fiscal 2006 and fiscal 2005.

	Fiscal Year
	December 31,	December 31,
Fee Category	2005	2006
	(Thousands)

Audit Fees	$398,900	$670,166
Audit-Related Fees	—	—
Tax Fees	$20,000	$—
All Other Fees	—	—

Total Fees	$418,900	$670,166

Audit fees include fees for professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting, review of our financial statements included in our Quarterly Reports on Form 10-Q and for other services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements, other than those services described under “Audit Fees.” There were no fees billed for audit-related services rendered by Ernst & Young LLP for the years ended December 31, 2005 or 2006.

Tax Fees consist primarily of fees for services provided in connection with worldwide tax planning and compliance services and assistance with tax audits and appeals. There were no fees billed for tax services rendered by Ernst & Young LLP for the year ended December 31, 2006.

There were no fees billed for other services rendered by our independent registered public accounting firm that would be included in “All Other Fees” for the years ended December 31, 2006 and 2005.

The Audit Committee is responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm. Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees and other significant compensation to be paid to our independent registered public accounting firm and the terms of such engagement. The Audit Committee has adopted policies and procedures for pre-approving all services (audit and non-audit) performed by our independent registered public accounting firm. In accordance with such policies and procedures, the Audit Committee is required to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services is in accordance with the rules and regulations of the SEC and does not impair the registered public accounting firm’s independence. Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve additional services on a case-by-case basis. The Audit Committee has delegated specific pre-approval to the Chairperson of the Audit Committee provided the estimated fee of the proposed service does not exceed $50,000. All audit, audit-related and tax services for the years ended December 31, 2006 and 2005 were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

MATTERS RELATING TO AUDITORS

Audit Committee Report

The Audit Committee of the Board of Directors has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and acceptability of the accounting principles employed including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Committee also reviewed the consolidated financial statements of the Company for 2006 with Ernst & Young LLP, the Company’s independent auditors for 2006, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Committee has discussed with Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.

The Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with Ernst & Young LLP its independence and has considered whether the provision of non-audit services by Ernst & Young LLP to the Company is compatible with maintaining Ernst & Young LLP’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Committee has selected Ernst & Young LLP as the Company’s independent auditor for 2007.

Audit Committee
of the Board of Directors
Mr. Steven Fradkin, Chair
Mr. S. Scott Wald
Mr. Bruce R. Evans

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with the listing standards of the Nasdaq, the Audit Committee is responsible for reviewing and approving or ratifying all related party transactions. The Audit Committee has adopted a written policy to satisfy this responsibility, a copy of which is available on our website at www.optionsxpress.com/investorrelations. In accordance with the policy, the Audit Committee reviews all material facts of interested transactions that require the Committee’s approval and takes into account, among other factors it determines appropriate, whether the interested transaction is on terms no less favorable than terms generally available to any similarly situated, unrelated third parties under the same or similar circumstances and the extent of the person’s interest in the transaction. The following related party transactions were reviewed and approved by our Audit Committee or full Board of Directors:

optionsXpress receives remuneration in the form of payment for order flow for routing its trades to the various options exchanges. The payment for order flow that optionsXpress receives includes funds allocated to optionsXpress through the exchanges as well as direct payments from liquidity providers. One of the liquidity providers that routed funds to optionsXpress through the Chicago Board Options Exchange, the CBOE, is G-Bar Limited Partnership (G-Bar), a shareholder of optionsXpress. James Gray, the Chairman of the Board of Directors of optionsXpress, is the President of G-Bar. In 2006, G-Bar allocated $183,000 in funds for payment to the Company through the CBOE.

David Kalt, the Chief Executive Officer of optionsXpress, owns less than a 1% interest in Precision Prospects, Inc. The Company incurred $118,000 of commission payments to Precision Prospects, Inc. for marketing related services during 2006.

optionsXpress leases one of its El Paso, Texas offices from the wife of Mr. Bennett. This office is leased on a month-to-month basis. optionsXpress incurred $8,000 of expense for this lease in 2006.

Registration Agreement

On January 15, 2004, we entered into a registration agreement with investment funds affiliated with Summit Partners and certain other stockholders, including G-Bar Limited Partnership, JG 2002 Delta Trust, David S. Kalt and Ned W. Bennett. Upon consummation of our initial public offering, the agreement entitled both the holders of a majority of Summit Partners’ and holders of a majority of the other stockholders’ securities to two registrations on Form S-1 or any similar long-form registration statement and an unlimited number of registrations on Form S-2 or S-3 or any similar short-form registration statement, so long as the aggregate value of the securities to be registered on any short-form is at least $5 million. The agreement prohibits us from granting other registration rights with respect to our equity securities without the prior written consent of the holders of a majority of Summit Partners’ securities, except that we may grant registration rights if they are subordinate to those of Summit Partners. The registration agreement grants piggyback registration rights with respect to all other registrations proposed by us (except for demand registrations or registrations on a Form S-4, S-8 or successor forms). We will pay all expenses related to demand and piggyback registrations. We have also agreed to indemnify the parties to the agreement in connection with all registrations pursuant to this agreement against liabilities under the Securities Act.

Dividends

We declared and paid dividends totaling approximately $12.5 million to our common stockholders during the year ended December 31, 2006. We have paid a quarterly dividend in each quarter since our initial public offering in 2005. We recently declared a dividend of $0.0625 per share for the first quarter of 2007, a 25% increase over the $0.05 per share dividend we paid in the fourth quarter of 2006. The declaration of any other dividends and, if declared, the amount of any such dividend, will be subject to our actual future earnings, capital requirements, regulatory restrictions and the discretion of our board of directors. Our Board of Directors may take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2008 MEETING

Stockholder proposals intended for inclusion in the Company’s proxy statement relating to the next annual meeting in 2008 must be received by the Company no later than December 28, 2007. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under the Company’s by-laws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at the Company’s regularly scheduled annual meeting of stockholders to be held in 2008, including nominations for election as directors of persons other than nominees of the Board of Directors, must be received no later than February 22, 2008 and must comply with the procedures outlined in the Company’s by-laws, which may be found on the Company’s website www.optionsxpress.com/investorrelations, and which are available upon request from the Corporate Secretary, 39 South LaSalle Street, Suite 220, Chicago, Illinois 60603.

DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD

You may propose director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth above. In addition, our by-laws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, a stockholder must deliver timely notice of such stockholder’s intent to make such nomination in writing to the Corporate Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the date of the anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be received not later than the later of the close of business 90 days prior to such annual meeting or the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. To be in proper written form, a stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

The Company evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. See “Board of Directors and Corporate Governance — Committees of the Board of Directors” on page 9 for a description of the selection criteria used by the Nominating and Corporate Governance Committee.

ADDITIONAL INFORMATION

The Company will bear the cost of the annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, directors, officers, and regular employees of the Company may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. The Company also will reimburse, upon request, all brokers and other persons holding Common Stock for the benefit of others for their reasonable expenses in forwarding the Company’s proxy materials and any accompanying materials to the beneficial owners of Common Stock and in obtaining authorization from beneficial owners to give proxies.

The Board of Directors knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. If, however, any other matter properly comes before the annual meeting, the individuals named in the proxy solicited by the Board of Directors intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

By order of the Board of Directors,

David Fisher
President

Dated: April 24, 2007

FOLD AND DETACH HERE AND READ THE REVERSE SIDE
optionsXpress Holdings, Inc.
This Proxy is Solicited on Behalf of the Board of Directors
          The undersigned hereby appoints David Fisher and Adam DeWitt as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated on the reverse side, all the Common Shares of optionsXpress Holdings, Inc. (the “Company”) held of record by the undersigned at the close of business on April 23, 2007 at the Annual Meeting of Shareholders to be held on May 24, 2007 or any adjournment thereof.
(Continued and to be dated and signed on reverse side)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY FOR OPTIONSXPRESS HOLDINGS, INC. ANNUAL MEETING OF STOCKHOLDERS MAY 24, 2007	Please mark	☒
your votes
like this
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED AND THE PROXY
IS SIGNED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS OF OPTIONSXPRESS HOLDINGS, INC.

		FOR ALL NOMINEES	WITHHELD FOR ALL NOMINEES			FOR	AGAINST	ABSTA1N
1.	ELECTION OF CLASS II DIRECTORS:			2.	RATIFICATION OF ERNST &
	DAVID KALT	☐	☐		YOUNG LLP AS INDEPENDENT AUDITORS	☐	☐	☐

	S. SCOTT WALD

(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)				3.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

					PLEASE MARK SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

					COMPANY ID:

					PROXY NUMBER:

					ACCOUNT NUMBER:

Signature	Signature	Date

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.